Exhibit 99.1

Contacts:	Alfred Merriweather
Vice President and CFO
ViroLogic
(650) 635-1100

Carolyn Bumgardner Wang
WeissComm Partners
(415) 946-1065
carolyn@weisscommpartners.com

ViroLogic Announces Second Quarter 2005 Financial Results

— HIV clinical trials provide boost to testing revenues — 35% revenue growth—

— Conference Call Today at 10:00 am ET —

SOUTH SAN FRANCISCO, Calif., July 25, 2005 — ViroLogic, Inc. (Nasdaq: VLGC) today reported financial results for the second quarter ended June 30, 2005.

Second Quarter Results

The Company had record revenue of $12.4 million for the second quarter of 2005, which was 35 percent higher than revenue of $9.2 million for the second quarter of 2004. Driving the increase in revenue was revenue from the Company’s HIV pharmaceutical testing products, which was $4.7 million in the second quarter of 2005 compared to $2.3 million for the same period in 2004. Revenue from the Company’s HIV patient testing products was $6.3 million in the second quarter of 2005 compared to $6.5 million in the second quarter of 2004. Revenue from oncology and eTag™ collaborations was $0.7 million for the second quarter of 2005.

“Multiple late stage trials for the new class of CCR5 entry inhibitor drugs for HIV are providing a strong boost to our revenue,” said William D. Young, Chairman and CEO of ViroLogic. “Our tests are an important element of the trial protocols for all three drugs moving into phase III clinical trials this year. The first of these trials started earlier in the year and has generated significant revenue for us in the current quarter. The second trial has just started and the third is expected to start later this year.”

For the second quarter of 2005, a net profit was recorded due to the favorable adjustment to the CVR liability, although on a proforma basis, as described below, a net loss was recorded. For the second quarter of 2005, the net income was $0.7 million, or $0.01 per common share, compared to a net loss of $1.4 million, or $0.03 per common share, for the same period in 2004. Included in the results for 2005 were substantial non-cash items, which are described below under “Proforma Results”. On a proforma basis, adjusted for these non-cash items, the net loss was $2.6 million, or $0.02 per share, in the second quarter of 2005 compared to a net loss of $1.4 million, or $0.03 per share, in the same period of 2004.

Six Month Results

The Company reported revenue of $22.4 million for the first half of 2005, an increase of 23 percent over revenue of $18.2 million for the same period of 2004.

Net loss for the first half of 2005 was $6.7 million, or $0.06 per common share, compared to a net loss of $2.6 million, or $0.05 per common share, for the same period in 2004. On a proforma basis, adjusted for the non-cash items described below, the net loss was $6.7 million, or $0.06 per share, in the first half of 2005 compared to $2.6 million, or $0.05 per share, in the same period of 2004. The net loss on GAAP and proforma bases are the same because for the six months ended June 30, 2005 the impact of stock based compensation was offset by the change in the CVR liability.

Cash Resources

The Company had $74.0 million of cash, cash equivalents, short-term investments and restricted cash at June 30, 2005. The net decrease in these balances during the second quarter of 2005 was $1.0 million, after giving effect to $1.3 million in proceeds received from the exercise of warrants during the quarter. Cash used for operations was $1.8 million for the second quarter of 2005. We are increasing our guidance for year end cash and now expect to end 2005 with over $65 million in cash, cash equivalents and investments.

Recent Corporate Highlights

HIV:

•	Provided testing services in the first of three anticipated pharmaceutical customers’ large phase III clinical trials of a new class of CCR5 entry inhibitor drugs and began testing for a second phase III clinical trial in July.

•	Signed a multi-year services agreement with Schering-Plough for our testing services in their upcoming phase III clinical trial of a new CCR5 entry inhibitor drug, the third such trial in which our tests are expected to be used this year.

•	Authored or co-authored 12 presentations for the XIV International HIV Drug Resistance Workshop in June 2005.

ONCOLOGY:

•	Completed the consolidation of former ACLARA operations with relocation of all of the technical staff from Mountain View to South San Francisco, established eTag lab in our South San Francisco facility and continued to conduct reproducibility and validation studies in order to achieve full validation of eTag assays in a CLIA environment.

•	Continued to analyze more than 700 samples from various collaborators, and related to several cancer types and drugs, to construct correlation algorithms that successfully predict patient response to targeted therapies.

•	Continued to work on the cancer biomarker study of AstraZeneca’s Iressa®, a selective epidermal growth factor receptor tyrosine kinase inhibitor. ViroLogic, utilizing its proprietary eTag assays, has received and is in the process of analyzing approximately 150 tumor samples from AstraZeneca’s clinical trials of Iressa to evaluate the effectiveness of these assays in targeting patients who would most likely benefit from Iressa.

•	Presented several posters and publications about eTag technology at the American Society of Clinical Oncology Annual Meeting (ASCO) in May 2005.

Outlook

In the remainder of 2005, ViroLogic expects continued progress in its HIV testing businesses and expects to leverage its experience and infrastructure in infectious disease to oncology by validating eTag assays as predictive tools for targeted cancer therapies. With increased focus from the medical community and the FDA on the need for better targeting of drugs, especially for diseases such as cancer and HIV, we believe that the current and proposed evaluations of our eTag technology will help pave the way for its commercial introduction.

Specifically, the Company intends to accomplish the following:

HIV:

•	Grow HIV pharmaceutical testing revenues in 2005 and 2006 driven by the use of ViroLogic’s PhenoSense™ HIV Co-receptor Tropism assay to identify patients for, and to monitor response to, drug treatment during clinical trials of the CCR5 entry inhibitors. If successful in clinical trials, the approval of these drugs could provide a boost to future patient testing revenues;

•	Maintain our leadership with HIV patient testing services, though seasonal variability in revenues may occur from quarter to quarter and the inclusion of patients in clinical trials may adversely affect patient testing revenues, while positively impacting pharmaceutical testing revenues; and,

•	Develop clinical data for the Replication Capacity HIV™, PhenoSense and GeneSeq™ HIV Entry and PhenoSense™ HIV Co-receptor Tropism assays to support the commercial launch of these products for the HIV patient testing business.

Oncology:

•	Continue to receive and evaluate a significant number of patient tumor samples over the remainder of 2005 to establish correlations between identified biomarkers and clinical outcome;

•	Generate initial revenue from pharmaceutical collaborations in 2005, and continue working with several pharmaceutical and biotechnology companies evaluating eTag technology for drug discovery and development; and,

•	Prepare to launch our first commercial eTag assay in oncology, a test panel measuring activated EGF receptors related to approved targeted cancer therapies during 2006. To achieve this goal, the Company plans to:

1.	Transfer eTag assays from the research setting to our CLIA certified clinical laboratory, a process that is expected to be completed during 2005; and,

2.	Conduct independent validation and clinical studies with pharmaceutical companies and with clinical collaborators to establish the ability of eTag assays to correctly distinguish between responders and non-responders to specific drug therapies.

Proforma Results

There were several non-cash items that affected results for the quarter ended June 30, 2005 and were recorded as follows:

•	A “mark-to-market” adjustment to the liability established for the potential payment on the Contingent Value Rights (CVRs) issued as part of the purchase consideration for ACLARA Subsequent to the closing of the merger, an active trading market had been established, and this liability was revalued based on the actual closing price of the CVRs on the OTC bulletin board, or $0.23 per CVR at December 31, 2004, $0.31 at March 31, 2005 and $0.25 at June 30, 2005. This revaluation led to a $4.1 million favorable adjustment to the liability in the second quarter of 2005 and this is reflected as non-operating income in the statement of operations. Further revaluations will be done each quarter while the CVRs remain outstanding.

•	An unfavorable non-cash expense of $0.7 million for stock based compensation including the unfavorable impact in the quarter of variable accounting on all former ACLARA stock options as a result of the CVRs, recognition of expense based on the value of CVRs related to former ACLARA stock options that vested during the period, and amortization of deferred compensation.

We are reporting proforma results excluding these items to provide a clearer view of ongoing expenses without the impact of merger-related costs.

Capital Structure

During the second quarter, the remaining holders of all of our Series A Preferred Stock exercised their right to convert their Preferred Stock into 2.3 million shares of our Common Stock. Also during the quarter, we issued 1.8 million shares of Common Stock upon exercise of outstanding warrants and received $1.3 million in cash in relation to certain of these exercises. At June 30, 2005, there were no shares of Preferred Stock outstanding, warrants outstanding were exercisable into 3.6 million shares of our Common Stock and a total of 126.3 million shares of our Common Stock were outstanding.

Conference Call Details

ViroLogic will host a conference call today at 10:00 a.m. Eastern Time. To participate in the live teleconference call 800-299-9630 fifteen minutes before the conference begins. International callers please dial 617-786-2904. Conference participant passcode is 50668032. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at http://www.virologic.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at 888-286-8010 or 617-801-6888 for international callers, until August 5, 2005. The replay passcode is 28160002.

The information provided on the teleconference is only accurate at the time of the conference call, and ViroLogic will take no responsibility for providing updated information except as required by law.

About ViroLogic

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.virologic.com.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements regarding the expected timing of phase III clinical trials for certain CCR5 entry inhibitor drugs, the Company’s expected year-end cash resources, anticipated operating results and activities for 2005, the potential impact for entry-inhibitor drugs on future patient testing revenues, the trend toward individualized medicine and the results of yet-to-be completed clinical and validation studies related to the effectiveness of our eTag assays as predictive tools for targeted cancer therapies. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the development of future products, the timing and ultimate size of pharmaceutical company clinical trials; the anticipated timing of the launch on an eTag product; the performance of our products; our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; whether the collaboration with AstraZeneca will yield favorable results regarding the predictive capability of eTag assays for responsiveness to Iressa; our ability to establish reliable, high-volume operations at commercially reasonable costs; our ability to successfully integrate the operations of ACLARA into our operations; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements including those with Quest Diagnostics, Pfizer, GSK, and Schering-Plough; our ability to hire and retain key personnel, competition from larger more established diagnostic providers; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the level of demand for our products; whether payors will authorize reimbursement for our products; whether the FDA or any other agency will seek to regulate ViroLogic’s in house clinical laboratory testing; our ability to comply with FDA regulations in order to establish and maintain diagnostic kit manufacturing operations; whether we will encounter problems or delays in establishing and validating eTag assays within our clinical laboratory; whether we will encounter problems or delays in automating our processes or expanding our capacity; whether the intellectual property underlying the Company’s technology is adequate; whether we may be deemed to infringe on the intellectual property of others and whether licenses to third party technology will be available; whether ViroLogic is able to build brand loyalty and expand revenues; the potential impact of any payments under the CVRs on our common stock and capital resources; and whether ViroLogic will be able to raise sufficient capital when required. For a discussion of other factors that may cause ViroLogic’s actual events to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense and eTag are trademarks of ViroLogic, Inc. Iressa is a registered trademark of AstraZeneca plc.

~financials to follow~

###

VIROLOGIC, INC.

SELECTED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)
Revenue:
Product revenue	$11,005	$8,734	$19,858	$17,374
Contract revenue	1,409	493	2,550	875

Total revenue	12,414	9,227	22,408	18,249

Operating costs and expenses:
Cost of product revenue	4,788	4,475	9,000	8,891
Research and development	5,049	1,600	9,155	2,993
Sales and marketing	3,365	2,784	5,928	4,742
General and administrative	3,155	1,750	4,857	3,830
Lease termination charge	—	—	—	433

Total operating costs and expenses	16,357	10,609	28,940	20,889

Operating loss	(3,943)	(1,382)	(6,532)	(2,640)

Interest and other income, net	569	11	1,104	21
CVR valuation adjustment	4,062	—	(1,244)	—

Net income/(loss)	$688	$(1,371)	$(6,672)	$(2,619)

Net income/(loss) per common share, basic	$0.01	$(0.03)	$(0.06)	$(0.05)

Weighted-average shares used in computing basic net income/(loss) per common share	122,815	53,494	120,099	53,376

Reconciliation of Proforma Results to GAAP
Net income/(loss)	$688	$(1,371)	$(6,672)	$(2,619)
Adjustments for non-cash items:
CVR valuation adjustment	(4,062)	—	1,244	—
Stock based compensation	741	—	(1,246)	—

Proforma net loss	$(2,633)	$(1,371)	$(6,674)	$(2,619)

Proforma net loss per common share	$(0.02)	$(0.03)	$(0.06)	$(0.05)

Management believes that this proforma financial data supplements our GAAP financial statements by providing investors with additional information, which allows them to have a clearer picture of the company’s operations, financial performance and the comparability of the company’s operating results from period to period. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, we have provided a reconciliation of the proforma financial information with the comparable financial information reported in accordance with GAAP.

VIROLOGIC, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$9,430	$6,027
Short-term investments	64,487	72,821
Restricted cash	50	350
Accounts receivable	6,723	7,251
Prepaid expenses	1,024	838
Inventory	1,104	1,059
Other current assets	833	584

Total current assets	83,651	88,930

Property and equipment, net	9,036	8,369
Goodwill	9,927	8,282
Other assets	2,159	2,054

Total assets	$104,773	$107,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,833	$3,222
Accrued compensation	2,099	1,697
Accrued liabilities	3,749	6,993
Current portion of restructuring costs	2,084	2,519
Deferred revenue	2,011	546
Current portion of loans payable and capital lease obligations	88	490
Contingent value rights	16,659	—

Total current liabilities	28,523	15,467

Long-term portion of restructuring costs	2,420	1,710
Contingent value rights	—	15,269
Other long-term liabilities	641	706
Redeemable convertible preferred stock	—	1,810
Commitments

Stockholders’ equity:
Common stock	126	116
Additional paid-in capital	267,929	260,591
Accumulated other comprehensive loss	(337)	(57)
Deferred compensation	(155)	(275)
Accumulated deficit	(194,374)	(187,702)

Total stockholders’ equity	73,189	72,673

Total liabilities and stockholders’ equity	$104,773	$107,635

(1)	The balance sheet data is derived from audited financial statements for the year ended December 31, 2004, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.